Exhibit (a)(29)

CONTACTS
Investors:   Eric Olsen 703.480.6705
Media:   Sherry Peske 703.480.3632
Special Committee of the Board of Directors of Lafarge North America Recommends Amended Lafarge S.A. Tender Offer of $85.50 Per Share
HERNDON, VA, May 3, 2006 — Lafarge North America Inc. (NYSE & TSX: LAF) today announced that the Special Committee of its Board of Directors has unanimously determined that the amended tender offer of Lafarge S.A. to acquire all of the outstanding shares of Lafarge North America’s common stock at a price of $85.50 per share is fair to the minority stockholders of the company, and recommends that stockholders accept the amended offer and tender their shares pursuant to the amended offer. The amended offer expires at 12:00 midnight, New York City time, on Friday, May 12, 2006, unless it is further extended.
The Special Committee made its determination and recommendation based on a number of factors, and received favorable fairness opinions from its financial advisors Merrill Lynch & Co. and The Blackstone Group L.P.
Stockholders should note that Lafarge S.A. has announced that under the terms of its amended offer, the offer price will be reduced by the amount of Lafarge North America’s $0.24 per share dividend payable on June 1, 2006, if Lafarge S.A. accepts shares for payment under the amended offer after the close of business on May 16, 2006, the record date for the dividend.
Lafarge North America filed with the Securities and Exchange Commission (SEC) and mailed to stockholders today an amended and restated solicitation /recommendation statement authorized by the Special Committee relating to Lafarge S.A.’s tender offer. Lafarge North America stockholders are urged to read this statement because it contains important information, including factors considered by the Special Committee and the opinions of the Special Committee’s financial advisors. Stockholders may obtain copies of this filing free of charge as described below.
Profile
Lafarge North America is the U.S. and Canada’s largest diversified supplier of construction materials such as cement and cement-related products, ready-mixed concrete, gypsum wallboard, aggregates, asphalt and concrete products. The company’s materials are used in residential, commercial, institutional and public works construction across the U.S. and Canada. In 2005, net sales exceeded $4.3 billion.
Note to Stockholders
Lafarge North America Inc. has filed with the SEC a solicitation/recommendation statement on Schedule 14D-9 and certain amendments thereto on Schedule 14D-9/A, including the amended and restated solicitation/recommendation statement noted above. The company has also filed a Rule 13-e3 transaction statement on Schedule 13E-3. Stockholders are advised to read these documents because they contain important information. Stockholders may obtain a free copy of the documents filed by Lafarge North America in connection with the tender offer by Lafarge S.A. free of charge at the SEC’s website at www.sec.gov, or from Lafarge North America at www.lafargenorthamerica.com, or by directing requests to MacKenzie Partners, Inc. at 800-322-2885 or at proxy@mackenziepartners.com.

Statements made in this press release that are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. You can identify these statements by forward-looking words such as “may,” “will,” “expect,” “intend,” “anticipate,” “believe,” “estimate,” “plan,” “could,” “should,” and “continue” or similar words. These forward-looking statements may also use different phrases. Such forward-looking statements are not guarantees of future performance and involve risks, uncertainties and assumptions (“Factors”), which are difficult to predict. Some of the Factors that could cause actual results to differ materially from those expressed in the forward-looking statements include, but are not limited to: the cyclical nature of the company’s business; competition from new or existing competitors; national and regional economic conditions in the U.S. and Canada; unfavorable weather conditions; Canadian currency fluctuations; changes in and implementation of environmental and other governmental regulations; seasonality of the company’s operations; the company’s ability to successfully identify, complete and efficiently integrate acquisitions; levels of construction spending in major markets; the company’s ability to successfully penetrate new markets; supply/demand structure of the company’s industry; international events that may disrupt the world economy; significant changes in the cost of fuel, energy and other raw materials; and other Factors disclosed in the company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission. In general, the company is subject to the risks and uncertainties of the construction industry and of doing business in the U.S. and Canada. The forward-looking statements are made as of this date and the company undertakes no obligation to update them, whether as a result of new information, future events or otherwise.

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Visit the Lafarge North America web site at www.lafargenorthamerica.com